NOTICE OF CHANGE OF AUDITOR

TO:                                                                   Smith Nixon & Co. LLP, Chartered Accountants

AND TO:                                                         KPMG LLP, Chartered Accountants

TAKE NOTICE THAT Smith Nixon & Co., Chartered Accountants, the former auditors of FNX MINING COMPANY INC. (the "Corporation") tendered their resignation (the "Resignation") effective November 6, 2003 and the directors of the Corporation on November 6, 2003 appointed KPMG LLP, Chartered Accountants, successor auditors in their place.

TAKE FURTHER NOTICE THAT:

  there have been no reservations contained in the auditor's reports on the annual financial statements of the Corporation for the two (2) fiscal years immediately preceding the date of this notice nor for any period subsequent to the most recently completed period for which an audit report was issued;

  the Corporation's Board of Directors and Audit Committee approved the appointment of KPMG LLP, Chartered Accountants in their place; and

  there were no reportable events (as defined in part 3 of National Policy No. 31) in connection with each of Smith Nixon & Co.'s audits of the Company, which occurred prior to their resignation.

DATED at Toronto, Ontario this 6th, day of November, 2003.

BY ORDER OF THE BOARD

A. Terry MacGibbon,
President